Exhibit 3.1

Filing Fee: $10.00	ID Number: _________________

STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS

Office of the Secretary of State

Corporations Division

148 W. River Street

Providence, Rhode Island 02904-2615

BUSINESS CORPORATION

________________________

CERTIFICATE OF VOTE(S) AUTHORIZING ISSUANCE

OF CLASS OR SERIES OF ANY CLASS OF SHARES

Pursuant to the provisions of Section 7-1.2-602 of the General Laws of Rhode Island, 1956, as amended, the undersigned corporation submits the following certificate of vote(s) for the purpose of authorizing issuance of a class or series of a class and fixing and determining the relative rights and preferences thereof:

1.

The name of the corporation is Bancorp Rhode Island, Inc.

2.

The following vote(s), authorizing issuance of a class or series of any class, and fixing and determining the voting powers, designations, preferences, and relative, participating, optional, or other rights, if any, or the qualifications, limitations, or restrictions thereof, if any, was provided for in the following vote or votes adopted by the board of directors of the corporation on December 9, 2008

[Insert copy of Vote(s)]

See Exhibit A attached hereto and made a part hereof.

3.

As required by Section 7-1.2-105 of the General Laws, the corporation ahs paid all fees and taxes.

4.

The Certificate of Vote(s) Authorizing Issuance of a Class or Series of any Class or Shares shall become effective upon the filing of this statement unless a specified date is provided which shall be no later than the 90th day after this filing December 19, 2008

5.

Upon filing, this certificate shall constitute an amendment to the articles of incorporation.

Under penalty of perjury, I declare and affirm that I have examined this Certificate of Vote(s) Authorizing Issuance of a Class or Series of any Class of Shares, including any accompanying attachments, and that all statements contained herein are true and correct.

Date: December 15, 2008

/s/ Merrill W. Sherman

Merrill W. Sherman, President & CEO

Type or Print Name of Authorized Officer

Exhibit A

CERTIFICATE OF DESIGNATIONS

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

BANCORP RHODE ISLAND, INC.

Bancorp Rhode Island, Inc., a corporation organized and existing under the laws of the Rhode Island (the “Corporation”), in accordance with the provisions of Section 7-1.2-602 of the Rhode Island Business Corporation Act thereof, does hereby certify:

The board of directors of the Corporation (the “Board of Directors”), in accordance with the Articles of Incorporation and By-laws of the Corporation and applicable law, adopted the following resolution on December 9, 2008 creating a series of Thirty Thousand (30,000) shares of Preferred Stock of the Corporation designated as “Fixed Rate Cumulative Perpetual Preferred Stock,
Series A”.

RESOLVED, that pursuant to the provisions of the Articles of Incorporation and By-laws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be Thirty Thousand (30,000).

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $.01 per share, of the Corporation.

(b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

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(c) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e) “Minimum Amount” means $7,500,000.

(f) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g) “Signing Date” means December 19, 2008.

Part 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Bancorp Rhode Island, Inc. has caused this Certificate of Designations to be signed by Merrill W. Sherman, its President and Chief Executive Officer, this 15th day of December, 2008.

Bancorp Rhode Island, Inc.

By: /s/ Merrill W. Sherman

Name: Merrill W. Sherman

Title: President & CEO

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ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

(d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(f) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(h) “Dividend Period” has the meaning set forth in Section 3(a).

(i) “Dividend Record Date” has the meaning set forth in Section 3(a).

(j) “Liquidation Preference” has the meaning set forth in Section 4(a).

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(k) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(l) “Preferred Director” has the meaning set forth in Section 7(b).

(m) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o) “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The

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period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or

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Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

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Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any

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accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock.  Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry

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form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

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(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

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(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time,

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which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

UST Sequence Number 255

RI SOS	Filing Number: 200839241410	Date: 12/16/2008	10:12 AM

State of Rhode Island and Providence Planatations

A. Ralph Mollis

Secretary of State

STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS

I, A. RALPH MOLLIS, Secretary of State of the State of Rhode Island and Providence

Plantations, hereby certify that this document, duly executed in accordance with the provisions of Title 7 of the General Laws of Rhode Island, as amended, has been filed in this office on this day:

  December 16, 2008 10:12 AM

/s/ A. Ralph Mollis

Secretary of State

UST Sequence Number 255

CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

BANCORP RHODE ISLAND, INC.

I, JAMES R. LANGEVIN, Secretary of State of the State of Rhode Island and Providence Plantations, hereby certify that duplicate originals of Articles of Amendment to the Articles of Incorporation of

BANCORP RHODE ISLAND, INC.

duly signed and verified pursuant to the provisions of Chapter 7-1.1-56 of the General Laws, 1956, as amended, have been received in this office and are found to conform to law. The affixed is a duplicate original of the Articles of Amendment.

WITNESS my hand and the seal of the State of Rhode Island and Providence Plantations this 8TH DAY OF MARCH, 2000.

James R. Langevin

SECRETARY OF STATE

By: /s/ Cathryn J. Villanis

UST Sequence Number 255

EXHIBIT 3.1

FILING FEE $50.00	ID NUMBER:

STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS

Office of the Secretary of State

Corporations Division

100 North Main Street

Providence, Rhode Island 02903-1335

BUSINESS CORPORATION

__________________________

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

(TO BE FILED IN DUPLICATE ORIGINAL)

Pursuant to the provisions of Section 7-1.1-56 of the General Laws, 1956, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.	The name of the corporation is	Bancorp Rhode Island, Inc.

2.    The shareholders of the corporation (or, where no shares have been issued, the board of directors of the corporation) on MARCH 6, 2000 , in the manner prescribed by Chapter 7-1.1 of the General Laws, 1956, as amended, adopted the following amendment(s) to the Articles of Incorporation:

[INSERT AMENDMENT(S)]

(If additional space is required, please list on separate attachment)

SEE EXHIBIT A

UST Sequence Number 255

3.    The number of shares of the corporation outstanding at the time of such adoption was 100; and the number of shares entitled to vote thereon was 100.

4.    The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:  (If inapplicable, insert "none.")

CLASS	NUMBER OF SHARES

Common Stock	100

5.    The number of shares voted for such amendment was 100; and the number of shares voted against such amendment was 0.

6.    The number of shares of each class entitled to vote thereon as a class voted for and against such amendment, respectively, was: (If inapplicable, insert "none.")

	NUMBER OF SHARES VOTED
CLASS	FOR	AGAINST

Common Stock	100	0

7.    The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: (If no change, so state)

No Change

8.    The manner in which such amendment effects a change in the amount of stated capital, and the amount (expressed in dollars) of stated capital as changed by such amendment, are as follows: (If no change, so state)

No Change

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9.    As required by Section 7-1.1-57 of the General Laws, the corporation has paid all fees and franchise taxes.

10.	Date when amendment is to become effective	Upon Filing
(not prior to, nor more than
30 days after, the filing
of these articles of amendment)

Date:	March 7, 2000	Bancorp Rhode Island, Inc.
Print Corporate Name

By /s/ Merrill W. Sherman
[X] President or [ ] Vice President (check one)

AND

By /s/ Margaret D. Farrell
[X] Secretary or [ ] Assistant Secretary (check one)

STATE OF	Rhode Island

COUNTY OF	Providence

In Providence, on this 7th day of March, 2000 personally appeared before me Margaret D. Farrell who, being by me first duly sworn, declared that she is the Secretary of the corporation and that she signed the foregoing documents as such officer of the corporation and that the statements herein contained are true.

/s/ Karen Shlevin Fink, Notary
Notary Public
My Commission Expires: April 14, 2003

UST Sequence Number 255

EXHIBIT 3.1

EXHIBIT A

TO THE

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

OF

BANCORP RHODE ISLAND, INC.

1.

The eighth and ninth words in line one (1), subsection A.(c), of the Supplemental Provisions to Article 4 of the Articles of Incorporation of the Corporation are revised to read as follows:

"(c).  preferred stock...."

2.

Subsection B.(7)(B)(ii) of Section 2. of the Supplemental Provisions to Article 6 of the Articles of Incorporation of the Corporation is  amended in its entirety to read as follows:

"(ii) any person who was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the outstanding Common Stock of Bank Rhode Island (as "Common Stock" is defined in Section 1 of the Supplemental Provisions of the Agreement to Form of Bank Rhode Island, as amended) as of the initial capitalization of the Corporation (which shall be the Corporation's first issuance of stock)."

STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS

Office of the Secretary of State

JAMES R. LANGEVIN, Secretary of State

UST Sequence Number 255

CERTIFICATE OF INCORPORATION

OF

BANCORP RHODE ISLAND, INC.

I, JAMES R. LANGEVIN, Secretary of State of the State of Rhode Island and Providence Plantations, hereby certify that duplicate originals of Articles of Incorporation for the incorporation of

BANCORP RHODE ISLAND, INC.

duly signed and verified pursuant to the provisions of Chapter 7-1.1of the General Laws, 1956, as amended, have been received in this office and are found to conform to law. The affixed is a duplicate original of the Articles of Incorporation.

WITNESS my hand and the seal of the State of

Rhode Island and Providence Plantations this

15th day of February, 2000.

James R. Langevin

SECRETARY OF STATE

By: /s/ Cathryn J. Villanis

UST Sequence Number 255

FILING FEE $150.00	ID NUMBER:

STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS

Office of the Secretary of State

Corporations Division

100 North Main Street

Providence, Rhode Island 02903-1335

BUSINESS CORPORATION

________________________________

ARTICLES OF INCORPORATION

(TO BE FILED IN DUPLICATE ORIGINAL)

The undersigned acting as incorporator(s) of a corporation under Chapter 7-1.1 of the General Laws, 1956, as amended, adopt(s) the following Articles of Incorporation for such corporation:

1.	The name of the corporation is	Bancorp Rhode Island, Inc.

2.	The period of its duration is (if perpetual, so state)	Perpetual

3.	The specific purpose or purposes for which the corporation is organized are:

To act as a financial institution and financial services holding company and to engage in all activities and render all services incidental or related thereto and to transact any or all other lawful business for which corporations may be incorporated under the Rhode Island Business
Corporation Act, as the same may be amended
from time to time hereafter.

4.	The aggregate number of shares which the corporation shall have authority to issue is:

      (a) If only one class: Total number of shares _________(If the authorized  shares are to consist of one class only state the par value of such shares or a statement that all of such shares are to be without par value.):

OR

      (b) If more than one class: Total number of shares 12,000,000 (State (A) the number of shares of each class thereof that are to have a par value and the par value of each share of each such class, and/or (B) the number of such shares that are to be without par value, and (C) a statement of all or any of the designations and the powers, preferences and rights, including voting rights, and the qualifications, limitations or restrictions thereof, which are permitted by the provisions of Chapter 7-1.1 of the General Laws, 1956, as amended, in respect of any class or classes of stock of the corporation and the fixing of which by the articles of association is desired, and an express grant of such authority as it may then be desired to grant to the board of directors to fix by vote or votes any thereof that may be desired but which shall not be fixed by the articles.):

UST Sequence Number 255

consisting of 11,000,000 shares of common stock par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. *See the Supplemental provisions attached comprised of pages 4-1 through 4-6 which are hereby incorporated herein by reference and made a part hereof.

5.	Provisions, if any, dealing with the preemptive right of shareholders pursuant to ss.7-1.1-24 of the GeneraL Laws, 1956, as amended:

Shareholders are denied the preemptive right of shareholders set forth in
ss.7-1.1-24 of the Rhode Island Business Corporation Act and no shareholder shall have a preemptive right to acquire unissued or treasury shares of any class of capital stock of the corporation or securities convertible into such shares or carrying a right to subscribe or acquire such shares.

6.	Provisions, if any, for the regulation of the internal affairs of the corporation:

See the Supplemental Provisions attached hereto comprised of pages 6-1 through 6-10, inclusively, are hereby incorporated herein by reference and made a part hereof.

7.	The address of the initial registered office of the corporation is

1500 FLEET CENTER
(Street Address, NOT P.O. Box)

	PROVIDENCE	, RI	02903
	(City/Town)		(Zip Code)

and the name of its initial registered agent at such address is

MARGARET D. FARRELL
(Name of Agent)

8.

  the number of directors constituting the initial board of directors of the corporation is TWELVE (12) and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are: (If this is a close corporation pursuant to Section 7-1.1-51 of the General Laws, 1956, as amended, and there shall be no board of directors, state the titles of the initial officers of the corporation and the names and addresses of the persons who are to serve as officers until the first annual meeting of shareholders or until their successors be elected and qualify.)

UST Sequence Number 255

	TITLE	NAME	ADDRESS

As set forth in the
Supplemental Provisions
attached hereto and
made part hereof.

9.	The name and address of each incorporator is:

	NAME	ADDRESS

	Margaret D. Farrell, Esq.	Hinckley, Allen & Snyder LLP
1500 Fleet Center
Providence, RI 02903

10.	Date when corporate existence is to begin	February 15, 2000
(not prior to, nor more than 30
days after, the filing of these
articles of incorporation)

	Date: February 15, 2000	/S/ Margaret D. Farrell

Signature of each Incorporator

STATE OF	Rhode Island

COUNTY OF	Providence

      In Providence, on this 15th day of February, 2000, personally appeared before me Margaret D. Farrell, known to me and known by me to be the party executing the foregoing instrument, and she acknowledged said instrument by her subscribed to be her free act and deed.

/s/ Karen Shlevin Fink, Notary
Notary Public
My Commission Expires: April 14, 2003

UST Sequence Number 255

SUPPLEMENTAL PROVISIONS

TO ARTICLE 4 OF THE

ARTICLES OF INCORPORATION

OF

BANCORP RHODE ISLAND, INC. (THE "CORPORATION")

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 12,000,000 shares, of which 10,000,000 shares shall be common stock, $0.01 par value per share ("COMMON STOCK"), 1,000,000 shall be Non-Voting Common Stock, $0.01 par value per share ("NON-VOTING COMMON STOCK") and 1,000,000 shares shall be preferred stock, $0.01 par value per share. The shares may be issued by the Corporation from time to time as authorized by its Board of Directors without further approval of its shareholders. Upon payment of lawful consideration, which shall not be less than the par value per share, such shares shall be deemed to be fully paid and nonassessable.

A.

COMMON STOCK AND NON-VOTING COMMON STOCK.

(a) GENERAL. Except as provided below, the Common Stock and Non-Voting Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters, including rights in liquidation.

(b) LIQUIDATION AND WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class having preference over the Common Stock and the Non-Voting Common Stock in the event of liquidation, dissolution or winding up of the full preferential amounts of which they are respectively entitled, the holders of the Common Stock and of the Non-Voting Common Stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind, in proportion to their holdings. The holders of outstanding Common Stock and the Non-Voting Common Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the number of shares of Common Stock and Non-Voting Common Stock held by each.

In no event shall a reorganization, consolidation or merger of the Corporation with or into one or more other entities, or a sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation, constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation within the meaning of these Articles of Incorporation.

(c) DIVIDENDS. Subject to the rights of holders of Preferred Stock, when, as and if dividends are declared on the Common Stock or Non-Voting Common Stock, whether payable in cash, in property or in securities of the Corporation, the holders of Common Stock and Non-Voting Common Stock shall be entitled to share equally, share for share, in such dividends; provided, that if the Corporation shall declare dividends that are payable in securities that are entitled to vote for the election of directors of the Corporation or otherwise entitled to vote, the Corporation shall make available to each such holder, at such holder's request, dividends consisting of securities of the Corporation that are not voting securities but that are otherwise identical to such voting securities in all material respects, and that are convertible into or exchangeable for such voting securities in a manner similar to the manner by which Non-Voting Common Stock is convertible into Common Stock pursuant to subsection (e) below.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the Common Stock and the Non-Voting Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock and the Non-Voting Common Stock, then dividends may be paid on the Common Stock and the Non-Voting Common Stock on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, when, as and if declared by the Board of Directors.

(d) VOTING. Except as otherwise provided by applicable law or in these Articles of Incorporation (or in any certificate of establishment of series of preferred stock), the holders of the Common Stock shall exclusively possess

UST Sequence Number 255

voting power for the election of directors and for all other purposes. Each holder of outstanding shares of Common Stock shall be entitled to one vote for each share held by such holder Except as otherwise expressly required by law, the holders of Non-Voting Common Stock shall have no right to vote on any matter to be voted on by the shareholders of the Corporation (including, without limitation, any election or removal of the directors of the Corporation) and the Non-Voting Common Stock shall not be included in determining the number of shares voting or entitled to vote on such matters. There shall be no cumulative voting rights in the election of directors.

(e) CONVERSION. Each share of Non-Voting Common stock shall be convertible at the option of the holder thereof into one validly issued, fully paid and nonassessable share of Common Stock, subject to subsection (vi) below.

(i) To convert shares of Non-Voting Common Stock into Common Stock, a holder must (1) surrender the certificate or certificates evidencing the shares to be converted, duly endorsed in a form reasonably satisfactory to the Corporation, at the office of the Corporation or of the transfer agent for the Non-Voting Common Stock, (2) give written notice to the Corporation, at such office, that such holder elects to convert such shares and the number of shares to be converted, (3) state in writing the name or names in which the certificate or certificates for shares of Common Stock are to be issued, (4) provide evidence reasonably satisfactory to the Corporation that such holder has satisfied any conditions contained in any agreement or any legend on the certificates representing the shares to be converted, relating to the transfer thereof, if shares are to be issued in a name or names other than the holder's, and (5) pay any transfer or similar tax. In the event that a holder fails to notify the Corporation of the number of shares to be converted, such holder shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. Such conversion, to the extent permitted by law, regulation, rule or other requirement of any governmental authority (collectively, "LAWS"), and the provisions hereof, shall be deemed to have been effected as of the close of business on the date on which the holder satisfies all of the foregoing requirements with respect to such conversion (such date is referred to herein as the "CONVERSION DATE", for purposes of any such conversion). As soon as practical on or following the Conversion Date, the Corporation shall deliver to such former holder of Non-Voting common Stock, or at its direction, a certificate representing the unconverted portion, if any, of the shares of Non-Voting Common Stock formerly represented by the certificate or certificates surrendered for conversion.

(ii) Immediately following the conversion of shares of Non-Voting Common Stock into shares of Common Stock, on the Conversion Date (1) such converted shares shall be deemed no longer outstanding, and (2) the persons entitled to receive the shares of Common Stock upon such conversion shall be treated for all purposes as having become the owners of record of such shares. Shares of Common Stock issued upon conversion of shares of Non-Voting Common Stock shall be deemed to be duly authorized, validly issued, fully paid and nonassessable. Notwithstanding anything to the contrary contained herein, any holder of shares of Non-Voting Common Stock may convert such shares into Common Stock on a conditional basis, such that such conversion will not take effect unless the condition to which conversion is subject is satisfied, and the Corporation shall make such arrangements as may be necessary or appropriate to allow such conditional conversion and to enable the holder to satisfy such condition.

(iii) If there shall occur any capital reorganization or any reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another entity, or the conveyance of all or substantially all of the assets of the Corporation to another person or entity, each share of Non-Voting Common Stock shall thereafter be convertible into the number of shares or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of such Non-Voting Common Stock would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined in good faith in the sole discretion of the Board of Directors of the Corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Non-Voting Common Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or other property thereafter deliverable upon the conversion of the Non-Voting Common Stock; provided, that if pursuant to any such reorganization, reclassification, consolidation, merger or conveyance, the holders of Non-Voting Common Stock receive securities that are entitled to vote for the election of directors of the Corporation or any applicable successor, or otherwise entitled to vote, then the Corporation or such successor shall make available, upon conversion of Non-Voting Common Stock, at the request of each holder of Non-Voting Common Stock, securities that are not voting securities but that are otherwise identical to such voting securities in all material respects, and that are convertible into or exchangeable for such voting securities in a manner similar to the manner by which Non-Voting Common Stock is convertible into Common Stock pursuant to this subsection A. (e)(iii).

UST Sequence Number 255

(iv) the Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or treasury shares thereof, solely for the purpose of issuance upon the conversion of Non-Voting Common Stock, the full number of shares of Common Stock deliverable upon the conversion of all Non-Voting Common Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Rhode Island, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to meet the requirements of the preceding sentence.

(v) The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon conversion of Non-Voting Common Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that in which the Non-Voting Common Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

(vi) Notwithstanding any right of conversion of Non-Voting Common Stock provided for in this subsection (e), unless otherwise permitted by applicable law or regulation, no shares of Non-Voting Common Stock beneficially owned by a bank holding company or any Affiliate (as defined below) of a bank holding company shall be converted into shares of Common Stock by the initial holder thereof or any direct or indirect transferee of such holder such that immediately after such conversion such person and it Affiliates would own more than 4.9% of any class of voting securities (as interpreted by the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD")) of the Corporation, unless such shares are being distributed, disposed of or sold in any one of the following transactions (each a "CONVERSION EVENT"):

(1) such shares are being sold in public offering of such shares registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or a public sale pursuant to Rule 144 promulgated under the Securities Act or any similar rule then in force;

(2) such shares are being sold (including by virtue of a merger, consolidation or similar transaction involving the Corporation) to a person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) and, after such sale, such person or group of persons in the aggregate would not own or control securities of the Corporation (excluding any Common Stock to be issued upon such conversion and sold to such person or group of persons in connection with such Conversion Event) which possess in the aggregate the ordinary voting power to elect a majority of the Corporation's directors;

(3) such shares are being sold to a person or group of persons (within the meaning of the Exchange Act) and after such sale such person or group of persons in the aggregate would not own, control or have the right to acquire more than two percent of the outstanding securities of any class of voting securities of the Corporation; or

(4) such shares are being sold in any other manner permitted by the Federal Reserve Board.

For purposes of this subsection A(e): (x) the term "AFFILIATE" shall mean, with respect to any person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; and (y) percentages of the Corporation's outstanding voting securities shall include shares issuable upon exercise or conversion of Non-Voting Common Stock and other convertible securities, options, warrants or other similar instruments owned by such bank holding company, its transferees and their respective Affiliates, but shall not include shares issuable upon exercise or conversion of convertible securities, options, warrants or other similar instruments owned by any other person.

B.

PREFERRED STOCK.

The Board of Directors of the Corporation is authorized by vote or votes, from time to time adopted, to provide for the issuance of one or more classes of preferred stock, which shall be separately identified. The Board of Directors shall have the authority to divide any authorized class of preferred stock of the Corporation into one or more series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of any series so established and the qualifications, limitations and restrictions thereof. Each

UST Sequence Number 255

such series shall be separately designated so as to distinguish the shares thereof from the shares of all other series and classes. All shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

(a) The distinctive serial designation and the number of shares constituting such series;

(b) The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

(c) The voting powers, full or limited, if any, of shares of such series;

(d) Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

(e) The amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund.;

(g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and if so convertible or exchangeable, the conversion price or prices or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(h) The price or other consideration for which the shares of such series shall be issued; and

(i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of preferred stock and whether such shares may be reissued as shares of the same or any other series of stock.

Any such vote shall become effective when the Corporation files with the Secretary of State of the State of Rhode Island a certificate of establishment of one or more series of preferred stock signed by the President or any Vice President and by the Secretary or any Assistant Secretary of the Corporation, and acknowledged as required by applicable Rhode Island law, setting forth a copy of the vote of the Board of Directors establishing and designating the series and fixing and determining the relative rights and preferences thereof, including, without limitation, the number of shares of stock of the class or series, the date of adoption of such vote and a certification that such vote was duly adopted by the Board of Directors.

Each share of each series of preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

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SUPPLEMENTAL PROVISIONS

TO ARTICLE 6 OF THE

ARTICLES OF INCORPORATION OF BANCORP RHODE ISLAND, INC.

SECTION 1. DIRECTORS. The business affairs of the Corporation shall be managed by or under the direction of a Board of Directors which may exercise such powers and do all such acts and things as may be provided by applicable law, these Articles of Incorporation and the Bylaws of the Corporation.

The number of directors shall not be fewer than five (5) nor more than fifteen (15) (exclusive of directors, if any, to be elected by holders of one or more series of preferred stock of the Corporation, voting separately as a class), unless otherwise required by applicable law or regulations. The number of directors shall initially be set at 12. Within the foregoing limits, the number of directors which shall constitute the whole Board of Directors shall thereafter be determined by the affirmative vote of a majority of the directors then in office at the time of such vote, unless at the time of such action there shall be an Interested Shareholder (as defined in Section 2), in which case such action shall in addition require the affirmative vote of at least two-thirds (2/3) of the Continuing Directors (as defined in Section 2) then in office, provided, however, that the number of directors may be decreased by vote of the Board of Directors only to eliminate vacancies existing by reason of the death, resignation or removal of one or more directors.

The names and addresses of the members of the initial Board of Directors under these Articles of Incorporation are set forth in Article 8 hereof. Such persons shall hold office until the first annual meeting of the shareholders and until their successors are elected and qualified. At the first annual meeting of the shareholders, the shareholders shall elect directors to hold office until the expiration of their respective terms as provided herein and until their respective successors shall be duly elected and qualified.  Commencing with the directors elected at the first annual meeting of the shareholders, the directors shall be divided into three classes, such classes to be as nearly equal in number as possible, the term of office of directors of the first class to expire at the second annual meeting of the shareholders, that of the second class to expire at the third annual meeting of the shareholders, and that of the third class to expire at the fourth annual meeting of the shareholders. At each annual meeting of the shareholders after the first annual meeting of the shareholders, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their successors shall be duly elected and qualified.

In the case of any decrease or increase in the number of directors, the increase or decrease shall be distributed among the several classes of directors as equally as possible, as shall be determined by the affirmative vote of a majority of the directors then in office at the time of such vote, unless at the time of such action there shall be an Interested Shareholder, in which case such action shall in addition require the affirmative vote of at least two-thirds (2/3) of the Continuing Directors then in office.

Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the affirmative vote of a majority of the Board of Directors then in office, although less than a quorum, unless at the time of such action there shall be an Interested Shareholder, in which case such action shall in addition require the affirmative vote of at least two-thirds (2/3) of the Continuing Directors then in office. A director elected to fill a vacancy shall hold office, subject to the provisions of these Articles of Incorporation and the Bylaws, for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors may be filed by the Board of Directors for a term of office continuing only until the next election of directors by the shareholders, provided, however, that only three directors may be added to the Board of Directors by reason of any increase in the size of the Board of Directors between meetings of the shareholders.

Any director (including persons elected by directors to fill vacancies in the Board of Directors) or the entire Board of Directors may be removed at any time, for cause, by either (i) an affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of Voting Stock, taking such action at an annual meeting of shareholders, or at a special meeting of shareholders duly called for such purpose, or (ii) the affirmative vote of not less than two-thirds (2/3) of the directors then in office, unless at the time of such action there shall be an Interested Shareholder, in which case such action shall in addition require the affirmative vote of at least two-thirds (2/3) of the Continuing Directors then in office. Any or all of the directors may also be removed without cause by an affirmative

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vote of the holders of not less than two-thirds (2/3) of the outstanding shares of Voting Stock, taking such action at an annual meeting of shareholders, or at a special meeting of shareholders duly called for such purpose.

SECTION 2.  CERTAIN BUSINESS COMBINATIONS.

A.

APPROVAL OF BUSINESS COMBINATIONS.

(a) VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS. In addition to any affirmative vote required by the Rhode Island Business Corporation Act or by these Articles of Incorporation, and except as otherwise expressly provided in subsection (b), any Business Combination (as hereinafter defined) shall require the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "VOTING STOCK"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law.

(b) WHEN HIGHER VOTE IS NOT REQUIRED. The provisions of subsection (a) shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provisions of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs 1 and 2 are met:

1. APPROVAL BY CONTINUING DIRECTORS. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined) then in office.

2. PRICE AND PROCEDURE REQUIREMENTS. All of the following conditions shall have been met:

(i) The aggregate amount of the cash and the Market Value (as hereinafter defined) of consideration other than cash, determined as of the date of the consummation of the Business Combination, to be received per share by holders of common stock in such Business Combination shall be at least equal to the highest of the following:

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of common stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "ANNOUNCEMENT DATE") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

(b) the Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such later date is referred to in this Section 4 as the "DETERMINATION DATE"), whichever is higher; or

(c) (if applicable) the price per share equal to the Market Value per share of Common Stock determined pursuant to paragraph (i)(b) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of common stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of Common Stock.

(ii) The aggregate amount of the cash and the Market Value of consideration other than cash, determined as of the date of the consummation of the Business Combination, to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph 2(ii) shall be required to be met with respect to every other class of outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class of Voting Stock

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acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

(b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(c) the Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; or

(d) (if applicable) the price per share equal to the Market Value per share of such class of Voting Stock determined pursuant to paragraph (ii)(c) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Market Value per share of such class of Voting Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of such class of Voting Stock.

(iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including common stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

(iv) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of any such Business Combination: (a) there shall have been (1) no reduction in the annual rate of dividends paid on the common stock (except as necessary to reflect any subdivision of the common stock), except as approved by two-thirds (2/3) of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the common stock, unless the failure so to increase such annual rate is approved by two-thirds (2/3) of the Continuing Directors; and (b) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

(v) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation or in connection with such Business Combination or otherwise.

(vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act and the rules and regulations thereunder shall be mailed to public shareholders of the Corporation at least 20 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act).

In the event of any Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in paragraphs (b)2(i) and (ii) hereof shall include the shares of common stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

B.

DEFINITIONS.

As used in this section, unless the context otherwise requires, the term:

(1) "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

(2) "Associate", when used to indicate a relationship with any person, means:

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(A) Any corporation or organization of which the person is a director, officer, or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of Voting Stock,

(B) Any trust or other estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity, and

(C) Any relative or spouse of the person, or any relative of the spouse, who has the same residence as the person.

(3) "Beneficial Owner" of any shares of Voting Stock means shares of Voting Stock:

(i) which such person or any of its Affiliates or Associates directly or indirectly, has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, warrants or options, or otherwise, (b) the right to vote pursuant to any agreement, arrangement or understanding, or (c) the right to dispose of or transfer; or

(ii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(4) "Business Combination" means:

(A) Any merger or consolidation of the Corporation or any subsidiary of the Corporation with (i) the Interested Shareholder or (ii) any other financial institution or corporation, as applicable, whether or not itself an Interested Shareholder of the Corporation, which is, or after the merger or consolidation would be, an Affiliate of the Interested Shareholder;

(B) Any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder or any Affiliate of the Interested Shareholder, whether as a part of a dissolution or otherwise, of assets of the Corporation, or any subsidiary of the Corporation, (i) having an aggregate Market Value equal to ten percent (10%) or more of the aggregate Market Value of all the assets, determined on a consolidated basis, of the Corporation, or (ii) representing ten percent (10%) or more of the earning power or net income, determined on a consolidated basis, of the Corporation;

(C) Any transaction which results in the issuance or transfer by the Corporation or by any subsidiary of the Corporation of any stock of the Corporation or of the subsidiary to the Interested Shareholder or an Affiliate of the Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Market Value of $100,000 or more;

(D) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by, or pursuant to any agreement, arrangement, or understanding, whether or not in writing with the Interested Shareholder or any Affiliate of the Interested Shareholder; or

(E) Any reclassification of securities, including, without limitation, any stock split, stock dividend, or other distribution of stock in respect to stock, or any reverse stock split, or recapitalization of the Corporation or any merger or consolidation of the Corporation with any subsidiary of the Corporation or any other transaction, whether or not with or into or otherwise involving the Interested Shareholder which has the effect, directly or indirectly, or increasing the proportionate share of the outstanding shares of any class or series of Voting Stock or securities convertible into Voting Stock of the Corporation or any subsidiary of the Corporation which is directly or indirectly owned by the Interested Shareholder or any Affiliate of the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments.

(5) "Continuing Director" means any member of the Board of Directors of the Corporation who is not an Affiliate of the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested

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Shareholder and is recommended to succeed a Continuing Director by the majority of Continuing Directors then on the Board.

(6) "Exchange Act" means the Securities Exchange Act of 1934, as it has been, and hereafter may be, amended from time to time.

(7) "Interested Shareholder" means any person, other than the Corporation or any subsidiary of the Corporation or any employee benefit plan maintained by the Corporation, who or which:

(A) (i) is the beneficial owner, directly or indirectly, of ten percent (10%) or more of the outstanding Voting Stock; or

(ii) is an Affiliate of the Corporation and at any time within a two (2) year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the then outstanding Voting Stock; or

(iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933 and such assignment or succession was not approved by two-thirds (2/3) of the Continuing Directors.

(B) Notwithstanding the foregoing, the term "Interested Shareholder" shall not include either of the following categories of persons:

(i) any person whose ownership of shares in excess of ten percent (10%) limitation set forth herein is the result of action taken solely by the Corporation; provided, however, that the person shall be an Interested Shareholder if thereafter he or she acquires additional shares of Voting Stock of the Corporation except as a result of further corporate action not caused, directly or indirectly, by the person; or

(ii) any person who was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the outstanding Voting Stock as of the initial capitalization of the Corporation (which shall be the Corporation's first issuance of stock).

(C) For the purpose of determining whether a person is an Interested Shareholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed to be beneficially owned by the person but shall not include any other unissued shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants, or options, or otherwise.

(8) "Market Value" means:

(A) In the case of stock, the highest closing sale price during the thirty (30) day period immediately preceding the date in question of a share of stock on the principal United States securities exchange registered under the Exchange Act on which the stock is listed, or, if the stock is not listed on any exchange, the highest closing bid quotation with respect to a share of the stock during the thirty (30) day period preceding the date in question on the National Association of Securities Dealers, Inc. automated quotations system or any other quotations system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by at least two-thirds (2/3) of the Continuing Directors of the Corporation in good faith; and

(B) In the case of property other than cash or stock, the fair market value of the property on the date in question as determined by at least two-thirds (2/3) of the Continuing Directors of the Corporation in good faith.

(9) "Person" shall mean an individual, a group acting in concert, a corporation, a general or limited partnership, a limited liability company or partnership, an association, a joint stock company, a trust, a business trust and any unincorporated organization or similar association or entity.

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(10) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder herein, the term "subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

(11) "Voting Stock" means shares of capital stock of the Corporation entitled to vote generally in the election of directors.

C.

POWERS OF THE BOARD OF DIRECTORS.

A majority of the directors of the Corporation (or, if there is an Interested Shareholder, a majority of the Continuing Directors then in office) shall have the power to determine for the purposes of this Section 2, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another person, (D) the Market Value of the assets which are the subject of any Business Combination or the consideration to be received for the issuance or transfer of securities by the Corporation or any subsidiary in any Business Combination.

D.

NO EFFECT ON FIDUCIARY OBLIGATIONS OF INTERESTED SHAREHOLDERS.

Nothing contained in this Section 2 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

SECTION 3.  DUTIES IN RESPONSE TO ACQUISITION PROPOSALS.

(a) In discharging the duties of their respective positions with respect to any proposed business combination, including, but not limited to, any offer of another person to (i) make a tender or exchange offer for any equity security of the Corporation, (ii) merge or consolidate the Corporation with or into another institution, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, the Board of Directors, committees of the Board, individual directors, and the individual officers may, in considering the best interest of the Corporation, in addition to considering the effects on shareholders, consider any of the following:

(1) The effect on the Corporation's employees, creditors, and customers;

(2) The effect on the communities in which the Corporation operates;

(3) The long term as well as the short term interests of the Corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the Corporation.

(b) On the basis of the factors described in subsection (a) above, if the Board of Directors determines that any business combination is not in the best interests of the Corporation, it may reject the business combination. If the Board of Directors determines to reject any business combination, the Board of Directors shall have no obligation to facilitate, to remove any barriers to, or to refrain from impeding, the business combination.

SECTION 4. ACTION BY SHAREHOLDERS WITHOUT A MEETING. The shareholders of the Corporation shall not be authorized to take any action required or permitted to be taken at a meeting of shareholders without a meeting upon the written consent of less than all the shareholders entitled to vote thereon.

SECTION 5. LIMITATION OF DIRECTOR LIABILITY. A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of duty as a director, except to the extent that exculpation from liability is not permitted under the Rhode Island Business Corporation Act as in effect at the time such liability is determined. No amendment or repeal of this Section 5 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any cause of action arising prior to such amendment or repeal.

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SECTION 6. AMENDMENT OF BYLAWS. The Board of Directors or the shareholders may adopt, alter, amend or repeal the Bylaws of the Corporation. Such action by the Board of Directors shall require the affirmative vote of at least two-thirds (2/3) of the directors then in office, unless at the time of such action there shall be an Interested Shareholder, in which case such action shall in addition require the affirmative vote of at least a majority of the Continuing Directors then in office. Such action by the shareholders shall (i) first require approval by the affirmative vote of a majority of the Board of Directors of the Corporation then in office, unless at the time of such action there shall be an Interested Shareholder, in which case such action shall in addition require the affirmative vote of at least a majority of the Continuing Directors then in office, (ii) unless waived by the affirmative vote of the Board of Directors or Continuing Directors (as the case may be) specified in the preceding sentence, further require the submission by the shareholders of written proposals for adopting, altering, amending, changing or repealing the Bylaws at least sixty days prior to the meeting at which they are to be considered and (iii) further require the affirmative vote of at least two-thirds (2/3) of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for such purpose. Notwithstanding the foregoing, any amendment by the Bylaws by the Board of Directors may be changed by the vote of at lest two-thirds (2/3) of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders.

SECTION 7. AMENDMENT OF ARTICLES OF INCORPORATION. No amendment, addition, alternation, change or repeal of these Articles of Incorporation shall be made, unless the same is first proposed by the affirmative vote of two-thirds (2/3) of the directors then in office, unless at the time of such action there shall be an Interested Shareholder, in which case such action shall in addition require the affirmative vote of at least two-thirds (2/3) of the Continuing Directors then in office, and thereafter approved by the shareholders by a majority of the total votes eligible to be cast at a duly constituted meeting, or, in the case of Sections 1, 2, 3, 5, 6 or 7 of the Supplemental Provisions of Article 6 of these Articles of Incorporation, by no less than two-thirds (2/3) of the total votes eligible to be cast by shareholders at a duly constituted meeting.

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SUPPLEMENTAL PROVISIONS

TO ARTICLE 8 OF THE

ARTICLES OF INCORPORATION

DIRECTORS OF BANCORP RHODE ISLAND, INC.

NAME	ADDRESS

Anthony F. Andrade	61 Winter Street
Rehoboth, MA 02769

John Berger	33 Belknap Road
West Hartford, CT 06117

Malcolm G. Chace	67 Oriole Avenue
Providence, RI 02906

Ernest J. Chornyei, Jr.	18 East Hills Road
Watch Hill, RI 02891

Karl F. Ericson	196 President Avenue
Providence, RI 02906

Margaret D. Farrell	27 Jenny's Lane
Barrington, RI 02806

Mark Feinstein	400 Laurel Avenue
Providence, RI 02906

Frederick J. Hodges, Jr.	330 Gray Craig Road
Middletown, RI 02842

Donald Reeves	20 Agawam Road
Sharon, MA 02067

Merrill W. Sherman	24 Channing Avenue
Providence, RI 02906

Cheryl L. Watkins	101 St. James Court
North Providence, RI 02904

John A. Yena	115 Watch Hill Drive
East Greenwich, RI 02818

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